McAfee, Inc. Reports Preliminary Second Quarter Revenue of $314 Million

                   10th Consecutive Quarter of Record Revenues

      SANTA CLARA, Calif., July 26 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE:
MFE) today announced preliminary unaudited results for the second quarter ended June 30, 2007. These results are preliminary because, as previously announced, McAfee has determined that it will need to restate its historical financial statements to record additional non-cash charges associated with past stock option grants and to reflect the related tax impact for stock-based compensation expense over a 10-year period. McAfee believes this restatement is likely to result in aggregate non-cash charges in the range of $100 million to $150 million. In addition, McAfee expects the restatement to include other adjustments to certain balance sheet and income statement accounts that will affect its previously reported results. McAfee intends to file restated financial results and related periodic reports as soon as practicable.

      "I am very pleased with McAfee's second quarter results. We reported our 10th consecutive quarter of record revenue. Revenue grew 13% year over year to $314 million. GAAP earnings per share diluted grew 55% year over year to $0.30 and non-GAAP earnings per share diluted grew 37% year over year to $0.41," said Dave DeWalt, McAfee's chief executive officer and president. "More importantly, McAfee has demonstrated through consistent performance and steady growth that our security risk management strategy is working to serve the evolving needs of our current customer base, while attracting new customers."

      DeWalt continued, "As the threat environment changes rapidly, we continue to hear from customers that McAfee's approach meets their needs for integration, simplification, return on investment and comprehensive protection. Across all segments of our business, from Consumer/Small Business to Mid-Market to Enterprise, our goal is to become the trusted advisor customers turn to for all of their security solutions."

      All results and guidance reported today are presented without taking into account any adjustments to either current or previously reported results that may be required in connection with the restatement and should be considered preliminary until McAfee files its amended historical financial statements and its Form 10-Q for the second quarter ended June 30, 2007.

Second Quarter Financial Highlights and Operational Metrics:

$ in millions, except per
share and % change data                       Q2 2007        Q2 2006    % Change

Total Net Revenue                           $   314.3      $   277.4       13

GAAP Operating Income                       $    41.1      $    27.7       49
GAAP Net Income                             $    49.4      $    31.4       57
GAAP Net Income Per Share (Diluted)         $    0.30      $    0.19       55

Non-GAAP Operating Income*                  $    73.2      $    58.3       26
Non-GAAP Net Income*                        $    67.1      $    48.4       39
Non-GAAP Net Income Per Share*
 (Diluted)                                  $    0.41      $    0.30       37

Deferred Revenue                            $     907      $     808       12
Cash & Equivalents & Investments            $   1,414      $   1,154       23

* A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

      Second Quarter Operating Summary:

      North American revenue of $163 million accounted for 52 percent of second quarter 2007 revenue, up 8 percent from $151 million in the second quarter of 2006. Outside North America, second quarter international revenue was $151 million, up 20 percent from $126 million in the second quarter of 2006. Compared with the second quarter of 2006, revenues from Europe, the Middle East and Africa grew by 14 percent, Japan grew by 15 percent, Asia Pacific grew by 53 percent and Latin America grew by 80 percent.

      Revenue from corporate customers grew to $182 million in the second quarter of 2007, a 9 percent increase over the same period last year. Second quarter corporate business was driven primarily by sales of McAfee's Total Protection solutions for enterprise and small and medium businesses and appliances, as well as execution in our management business. During the quarter, we closed 259 deals over $100,000, 27 deals over $500,000 and 11 deals over $1.0 million. This is the largest number of deals over $1 million closed during any quarter in the last 5 years.

      Consumer revenue was $132 million in the second quarter of 2007, a 19 percent gain over the same period last year. During the second quarter of 2007, we signed or extended 19 agreements and launched 70 new or enhanced online partners, including deals in Japan, Germany, the Netherlands, Peru, Brazil and North America. McAfee also continues to aggressively distribute McAfee SiteAdvisor, the world's first safe search and surf technology, which has already been downloaded over 65 million times by Internet users worldwide.

      Financial Outlook:

      McAfee expects net revenue in the third quarter of 2007 of $305 million to $325 million.

      The Company expects third quarter 2007 GAAP net income of $0.23 to $0.28 per share and non-GAAP net income of $0.36 to $0.41 per share on a diluted basis.

      For the full year 2007, McAfee expects net revenue of $1.260 billion to $1.300 billion.

      The Company expects full-year 2007 GAAP net income of $1.07 to $1.27 per share and non-GAAP net income of $1.61 to $1.71 per share, each on a diluted basis.

      This guidance reflects an assumed 24 percent GAAP tax rate and a 27 percent non-GAAP tax rate. See the reconciliation of projected GAAP net income per share to projected non-GAAP net income per share attached to this press release.

      Balance Sheet and Cash Flow Summary:

      The Company's balance sheet at June 30, 2007, included cash, cash equivalents, and investments of $1.414 billion.

      Deferred revenue was $907 million at the end of the second quarter, a 12 percent increase over the second quarter of 2006. Approximately 85 percent of revenue during the second quarter came from recognition of deferred revenue on the balance sheet.

      During the second quarter, the Company generated approximately $85 million in cash flow from operations. Days sales outstanding (DSOs) were 46 days.

      Business Highlights:

      Enterprise:

      During the quarter, McAfee's enterprise business made available a beta version of ePolicy Orchestrator 4.0 (ePO), the next major release of the award-winning McAfee security management software. Also, new versions were added to McAfee's risk and compliance products with the release of McAfee Foundstone 6.0, McAfee Remediation Manager 4.5 and McAfee Policy Auditor 4.5.

      In addition, McAfee became the largest security company to offer a complete data loss prevention solution with the release of McAfee Data Loss Prevention. At Interop in Las Vegas, McAfee announced the McAfee IntruShield 10 Gigabit Ethernet platforms, the first and only network Intrusion Prevention System appliances to deliver performance of up to 10 Gbps and the highest gigabit port-density available in the industry.

      Mid-Market:

      McAfee announced an increased focus on the rapidly-growing market of security products for mid-sized companies. McAfee is building out its sales force and retooling its products to better compete for the security business of organizations with 100 to 1,000 users. As part of the mid-market push, McAfee unveiled the Secure Internet Gateway (SIG) 3000 appliance, designed as an all-in-one device that blocks spam, viruses, malicious Web sites and spyware.

      Consumer/Small:

      On the consumer front, McAfee announced several partnerships. Scottrade, Inc. will provide McAfee's flagship all-in-one firewall, anti-virus, anti-phishing and anti-spyware software to the 1.6 million Scottrade customers, and M & I Bank, a top 35 bank nationally, will offer both their consumer and small and medium business customers VirusScan Plus, McAfee Internet Suite and Total Protection Solutions for Small and Medium Business subscriptions.

      In Canada, Scotiabank will offer VirusScan Plus, McAfee Internet Suite and Site Advisor to its 1.2 million online banking customers.

      McAfee also updated its "The State of Search Engine Safety" study on search results that link to potentially dangerous Web sites. Meanwhile, McAfee announced that SiteAdvisor is now available in 15 languages, continuing to prove the popularity of the world's first safe search and surf technology.

      Avert Labs:

      McAfee's top-ranked security threat and research organization held a successful media road show in three United States cities and Munich. During the quarter, Avert Labs also published the second issue of Sage, a semi-annual journal for security executives and technical personnel. The publication covers topics including cybercrime, Microsoft Windows Vista security, spyware, spam, cell phone security, data leakage and security risk management.

      In addition, Avert Labs researchers also published articles, blogs and white papers on various topics, including spam, rootkits and the mind games cybercrooks play to trap victims. Avert Labs researchers continue to be widely quoted in the media as security experts.

      Corporate:

      Dave DeWalt took office as president and chief executive officer during the second quarter. The Company further bolstered its executive ranks, including naming Joseph Gabbert as executive vice president of human resources, David Milam as chief marketing officer and Joe Sexton as senior vice president of North American sales. Additionally, Todd Gebhart was promoted to senior vice president in charge of McAfee's consumer, mobile and small business group.

      DeWalt joined other industry CEOs in Washington, D.C. for the Business Software Alliance CEO Forum, calling for legislative action on patent reform, immigration and cybersecurity. During this conference, DeWalt met with the U.S. Secretary of Treasury Henry Paulson, U.S. Secretary of Commerce Carlos Gutierrez and various leaders in the U.S. Congress.

      Demonstrating the importance to the Company of expanding its intellectual property portfolio, McAfee added 19 patents in the second quarter and now holds 279 total patents.

      Awards and Recognition:

      McAfee received wide recognition and won various awards during the second quarter. In June, McAfee won a Stevie Award for "Best Support Organization" at the 2007 American Business Awards. In May McAfee's Technical Support Organization was lauded with a 2007 "STAR Award" from the Service & Support Professionals.

      Additionally, McAfee products ranked first or second in 15 product reviews. For example, McAfee SiteAdvisor received accolades from PC World. Also, McAfee ePolicy Orchestrator and VirusScan Enterprise scored first in a Windows IT Pro test and VirusScan Enterprise with AntiSpyware Enterprise received a Gold Medal from Information Security Magazine.

      The new McAfee Secure Internet Gateway (SIG) 3000 received a positive review from CRN Magazine and McAfee Data Loss Prevention received a positive review from InfoWorld. Meanwhile, the McAfee Foundstone appliance won the "Excellence in Risk Management" award from the readers of the Info Security Products Guide.

      Conference Call Information:

      -- The Company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call (800) 809-7467 (U.S. toll-free) or (706) 679-4671
            (international). The passcode is 2722844.

      -- Attendees should dial in at least 15 minutes prior to the conference call.

      --    A replay of the call will be available until August 2, by calling
            (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international).

      -- A Web cast of the call may also be found on the Internet through McAfee's Investor Relations Web site athttp://investor.mcafee.com.

      Disclosure Statements:

      Non-GAAP net income and non-GAAP operating income for the second quarter ended June 30, 2007, exclude amortization of purchased technology and intangibles expense, non-cash stock-based compensation charges, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges (benefits), and SEC and compliance costs. Non-GAAP net income assumes an effective tax rate of 27 percent for 2007. Management believes that the 27 percent non-GAAP effective tax rate reflects a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the period end. Management uses non-GAAP net income and non-GAAP operating results to evaluate the Company's operating performance and believes that excluding these items enhances the ability of management and investors to evaluate McAfee's comparable historical operating results.

      Discussion of Non-GAAP Financial Measures:

      Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income and net income, which we will refer to as "non-GAAP gross profit," "non-GAAP operating income" and "non-GAAP net income." Non-GAAP gross profit excludes amortization of purchased technology and non-cash stock-based compensation charges. Non-GAAP net income and non-GAAP operating income exclude amortization of purchased technology and intangibles expense, non-cash stock-based compensation charges, retention bonuses and severance payments related to acquisitions, gain or loss on sale of assets and technology, restructuring charges (benefits), in-process research and development charges, SEC and compliance costs, provision for income taxes and certain other items. Management used a 27 percent non-GAAP effective tax rate to calculate non-GAAP net income in 2007 and 2006. Management believes that the 27 percent non-GAAP effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

      Non-GAAP gross profit, non-GAAP operating income and non-GAAP net income are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. The presentation of these non-GAAP financial measures are not intended to be used in isolation and, moreover, they should not be considered as a substitute for gross profit, operating income, net income or any other performance measure determined in accordance with GAAP. We present non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because we consider each to be an important supplemental measure of our performance. Management uses these non-GAAP financial measures to make operational and investment decisions, to evaluate the Company's performance, to forecast and to determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance when planning, forecasting and analyzing future periods. We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making.

      In calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income, management excludes certain items to facilitate its review of the comparability of the Company's operating performance on a period-to-period basis because such items are not, in management's review, related to the Company's ongoing operating performance. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. See the footnotes to the "Reconciliation of GAAP to Non-GAAP Financial Measures" for a discussion of the specific categories excluded from GAAP net income in the calculation of non-GAAP net income.

      We believe that the use of calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income also facilitates a comparison of McAfee's underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results. However, calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income have limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for GAAP gross profit, operating income and net income. In the future, we expect to continue to incur expenses similar to certain of the non-GAAP adjustments described above and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that all of these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Some of the limitations in relying on non-GAAP net income are:

      -- Amortization of purchased technology and intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

      -- The Company regularly engages in acquisition and assimilation activities as part of its ongoing business. Therefore we expect to continue to experience acquisition and retention bonuses and in-process research and development charges related to merger and acquisition activity in future periods.

      -- The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 27 percent rate assumed in our non-GAAP financial measures for 2007 and 2006.

      -- Other companies, including other companies in our industry, may calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative tool.

      In addition, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. The Company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measure.

      Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP net income. For more information, see the consolidated statements of income and the "Reconciliation of GAAP to Non-GAAP Financial Measures" contained in this press release.

      Forward-Looking Statements:

      This release contains forward-looking statements, which include those regarding the preliminary unaudited results for the second quarter ended June 30, 2007, and guidance on expected operating results for the third quarter and full year 2007, the anticipated timing for McAfee's filing of the restatements of its historical financial statements and related periodic reports, expectations regarding McAfee's business strategy, relationships and opportunities, and the benefits of McAfee's security solutions. Actual results could vary, perhaps materially, and the expected results may not occur. In particular, McAfee will be required to make adjustments to its unaudited preliminary second quarter results, as well as to its financial results previously reported for prior periods, as a result of its review into past stock option grants and the announced restatement. In addition, actual results are subject to other risks, including that McAfee may not achieve its planned revenue realization rates, succeed in its efforts to grow its business or combat effectively the security threats of the future, build upon its technology leadership, leverage its relationships and opportunities to the degree expected, or capture market share, notwithstanding related commitment or related investment. The Company may not benefit from its strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the Company's product or technical support offerings, the Company's product and service offerings may not continue to interoperate effectively with newly developed operating systems, the Company may experience delays in product development or the release of previously-announced products, the Company may choose not to deliver a previously-announced product, or the Company may not satisfactorily anticipate or meet its customers' needs or expectations. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations and macro and other economic conditions both in the United States and internationally. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee's filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2005, and its quarterly report filed on Form 10-Q for the first quarter of 2006.

      Financial Tables:

      The completion of the ongoing review of past stock option grants will result in prior period non-cash stock compensation charges and related tax effects and is expected to result in other adjustments which will affect the preliminary unaudited results and full year guidance reported in this release. Therefore, all results reported in this release are unaudited and should be considered preliminary until the Form 10-Q for the second quarter ended June 30, 2007, is filed with the SEC.

      About McAfee, Inc.:

      McAfee, Inc., the leading dedicated security technology company, headquartered in Santa Clara, California, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security.http://www.mcafee.com.

      McAfee, SiteAdvisor, IntruShield, Foundstone, VirusScan, Avert, Total Protection, AntiSpyware, ePolicy Orchestrator, Remediation Manager, Policy Auditor, Data Loss Prevention, Intrusion Prevention System and Secure Internet Gateway are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the United States and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.
(C) 2007 McAfee, Inc. All rights reserved.

                          McAFEE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                           (Preliminary and unaudited)

                                                 June 30,      December 31,  (1)
                                                   2007           2006

Assets:
   Cash and marketable securities              $ 1,413,823    $ 1,240,169
   Restricted cash                                     557            950
   Accounts receivable, net                        161,844        170,655
   Prepaid expenses, income taxes
     and other current assets                      156,837        163,752
   Property and equipment, net                      96,135         91,977
   Deferred taxes                                  584,434        461,184
   Goodwill, intangibles and other
     long term assets, net                         662,451        671,722
       Total assets                            $ 3,076,081    $ 2,800,409

Liabilities:
   Accounts payable                            $    37,876    $    35,652
   Accrued liabilities                             243,523        285,994
   Deferred revenue                                906,635        894,568
   Accrued taxes and other long term
     liabilities                                    62,582        133,118
       Total liabilities                         1,250,616      1,349,332

Stockholders' Equity:
   Common stock                                      1,726          1,726
   Treasury stock                                 (303,270)      (303,074)
   Additional paid-in capital(2)                 1,699,790      1,450,049
   Accumulated other comprehensive
     income                                         33,241         28,662
   Retained earnings(2)                            393,978        273,714
       Total stockholders' equity                1,825,465      1,451,077
       Total liabilities and
         stockholders' equity                  $ 3,076,081    $ 2,800,409

(1) As previously disclosed, the completion of the restatement of our historical financial statements will result in prior-period, non-cash stock compensation charges and related tax effects and in other adjustments to certain balance sheet and income statement items that will affect our previously reported results as well as our preliminary unaudited results reported in this release. As noted below, certain of these prior period adjustments have been reflected in our preliminary balance sheets as of December 31, 2006 and June 30, 2007:

                                                              Prior-period
                                                              Adjustments
                                                             (in thousands)

      Estimated increase to total assets, primarily
        related to tax effects of adjustments to
        liabilities and equity                                $     1,102

      Estimated decrease to total liabilities, primarily
        related to decreased foreign tax liabilities and
        deferred revenue, net of increases related to
        legal settlements and payroll taxes                   $    (2,134)

      Estimated non-cash compensation charge associated
        with acceleration of unvested stock options held
        by former chief executive officer in the fourth
        quarter of 2006, estimated non-cash compensation
        benefit for correction of options modified in the
        fourth quarter of 2006 and estimated retained
        earnings impact as a result of above adjustments            3,236

      Estimated increase to total liabilities and
        stockholders' equity                                  $     1,102

      While these prior period adjustments have been reflected in the preliminary balance sheets reported in this release, they have not been reflected in our income statement for the three months and six months ended June 30, 2006.

      We expect both these balance sheet and income statement results to change, perhaps materially, pending completion of our restatement of our historical financial statements.

(2) As of January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." As a result of the implementation, we recognized a decrease of $126 million in the liability for unrecognized tax benefits, of which $101 million was accounted for as an increase to the January 1, 2007 balance of additional paid-in capital and $25 million was accounted for as an increase to the January 1, 2007 balance of retained earnings.

                          McAFEE, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                           (Preliminary and unaudited)

                                       Three Months Ended         Six Months Ended
                                             June 30,                 June 30,
                                        2007         2006        2007          2006
Net revenue                          $ 314,267    $ 277,364   $ 628,501    $ 549,331

Cost of net revenue (1)                 62,819       51,905     124,241      100,181
Amortization of purchased
  technology                             8,515        5,226      16,327        9,067

  Gross profit                         242,933      220,233     487,933      440,083

Operating costs:

  Research and development (1)          53,256       48,293     104,001       91,979

  Marketing and sales (1)               94,415       92,996     183,567      177,954

  General and administrative (1)        39,104       41,578      83,077       77,872

  SEC and compliance costs               9,148        3,352      14,200        3,772

  Amortization of intangibles            3,556        2,846       6,233        5,639

  Acquisition retention bonuses
    and severance                        2,410        2,344       4,660        3,263

  Restructuring (benefits) charges         (77)         568       3,049        1,119

  Loss (gain) on sale/disposal of
    assets and technology                    7          129          (1)         153

  In-process research and
    development                             --          460          --          460

  Total operating costs                201,819      192,566     398,786      362,211

  Income from operations                41,114       27,667      89,147       77,872

Interest and other income, net          18,632        7,996      32,587       19,930


  Income before provision for
    income taxes                        59,746       35,663     121,734       97,802

Provision for income taxes              10,353        4,300      26,172       25,549

  Net income                         $  49,393    $  31,363   $  95,562    $  72,253

Net income per share - basic         $    0.31    $    0.20   $    0.60    $    0.45
Net income per share - diluted       $    0.30    $    0.19   $    0.59    $    0.44

Shares used in per share
  calculation - basic                  159,800      159,418     159,799      162,163
Shares used in per share
  calculation - diluted                163,613      161,404     163,339      164,113

(1) As of January 1, 2006, the Company accounts for stock compensation expense under SFAS 123R, "Share-Based Payment", which requires stock compensation expense to be recognized based on grant date fair value.

      Cash and non-cash stock-based compensation charges are included as follows:
      Cost of net revenue            $     678    $     971   $   1,631    $   1,895
      Research and development           2,986        3,882       6,564        7,442
      Marketing and sales                4,307        6,440       9,856       11,240
      General and administrative         2,547        4,377       7,943        8,664
                                     $  10,518    $  15,670   $  25,994    $  29,241

                          McAFEE, INC. AND SUBSIDIARIES
              RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                      (in thousands, except per share data)
                           (Preliminary and unaudited)

                                                  Three Months Ended        Six Months Ended
                                                        June 30,                 June 30,
                                                   2007         2006        2007         2006
Net revenue:
  GAAP net revenue                              $ 314,267    $ 277,364   $ 628,501    $ 549,331

Gross profit:
  GAAP gross profit                             $ 242,933    $ 220,233   $ 487,933    $ 440,083
  Non-cash stock-based
    compensation charges             (A)              597          971       1,546        1,895
  Amortization of purchased
    technology                       (B)            8,515        5,226      16,327        9,067
      Non-GAAP gross profit                     $ 252,045    $ 226,430   $ 505,806    $ 451,045

Operating income:
  GAAP operating income                         $  41,114    $  27,667   $  89,147    $  77,872
  Non-cash stock-based
    compensation charges             (A)            8,560       15,670      23,805       29,241
  Amortization of purchased
    technology                       (B)            8,515        5,226      16,327        9,067
  SEC and compliance costs           (C)            9,148        3,352      14,200        3,772
  Amortization of intangibles        (B)            3,556        2,846       6,233        5,639
  Acquisition retention
    bonuses and severance            (D)            2,410        2,344       4,660        3,263
  Restructuring (benefits)
    charges                          (E)              (77)         568       3,049        1,119
  Loss (gain) on
    sale/disposal of assets
    and technology                   (F)                7          129          (1)         153
  In-process research and
    development                      (G)               --          460          --          460

      Non-GAAP operating income                 $  73,233    $  58,262   $ 157,420    $ 130,586

Net income:
  GAAP net income                               $  49,393    $  31,363   $  95,562    $  72,253
  Non-cash stock-based
    compensation charges             (A)            8,560       15,670      23,805       29,241
  Amortization of purchased
    technology                       (B)            8,515        5,226      16,327        9,067
  SEC and compliance costs           (C)            9,148        3,352      14,200        3,772
  Amortization of intangibles        (B)            3,556        2,846       6,233        5,639
  Acquisition retention
    bonuses and severance            (D)            2,410        2,344       4,660        3,263
  Restructuring (benefits)
    charges                          (E)              (77)         568       3,049        1,119
  Loss (gain) on
    sale/disposal of assets
    and technology                   (F)                7          129          (1)         153
  In-process research and
    development                      (G)               --          460          --          460
  Provision for income taxes         (H)           10,353        4,300      26,172       25,549

      Non-GAAP income before
        provision for income taxes              $  91,865    $  66,258   $ 190,007    $ 150,516

  Non-GAAP provision for
    income taxes                     (I)           24,804       17,890      51,302       40,639
      Non-GAAP net income                       $  67,061    $  48,368   $ 138,705    $ 109,877

Net income per share - diluted:      *
  GAAP net income per share -
    diluted                                     $    0.30    $    0.19   $    0.59    $    0.44
  Non-cash stock-based
    compensation adjustment
    per share                        (A)             0.05         0.10        0.15         0.18
  Other adjustments per share      (B)-(I)           0.06         0.01        0.12         0.05

      Non-GAAP net income per
        share - diluted                         $    0.41    $    0.30   $    0.85    $    0.67

  Shares used to compute Non-GAAP
    net income per share - diluted:               163,613      161,404     163,339      164,113

* Non-GAAP net income per share is computed independently for each period presented. The sum of GAAP net income per share and non-GAAP adjustments may not equal non-GAAP net income per share due to rounding differences.

      This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures, see items (A) through (I).

      Items (A) through (I) on the "Reconciliation of GAAP to Non-GAAP Financial Measures" table are listed to the right of certain categories under "Gross Profit," "Operating Income," "Net Income" and "Net Income per Share" correspond to the categories explained in further detail below under paragraphs (A) through
(I).

      While we currently do not believe a non-GAAP net revenue metric is meaningful, GAAP net revenue has been provided to enable an understanding of the relationships between GAAP net revenue and the GAAP and non-GAAP financial measures included in the table above. As an example, this facilitates non-GAAP expense to revenue analysis. The non-GAAP financial measures are non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share - diluted, which adjust for the following items: non-cash stock-based compensation, amortization of purchased technology and intangibles, SEC and compliance costs, restructuring (benefits) charges, acquisition retention bonuses and severance, loss/(gain) on sale/disposal of assets and technology, in-process research and development, income taxes and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below:

(A) Non-cash stock-based compensation charges consist of non-cash charges relating to employee stock options, restricted stock awards and units, and employee stock purchase plan awards determined in accordance with SFAS 123R, beginning January 1, 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

(B) Amortization of purchased technology and intangibles expense are non- cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of other companies in its industry.

(C) SEC and compliance costs are charges related to discrete and unusual events where the Company has incurred significant compliance costs and which, in the Company's view are not ordinary course. Recent examples of such charges include (i) the Company's engagement through September 2006 of independent consultants to examine and recommend improvements to its internal controls to ensure compliance with federal securities laws as required by the Company's January 2006 settlement with the SEC, and (ii) costs related to the currently ongoing special committee investigation into the Company's past stock option practices. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.

(D) Acquisition retention bonuses and severance vary significantly in size and amount and are disregarded by the Company's management when evaluating and predicting earnings trends because these charges are specific to prior acquisitions, and are therefore excluded by the Company when presenting non-GAAP financial measures.

(E) Restructuring (benefits) charges include excess facility and asset-related restructuring charges and severance costs resulting from reductions of personnel driven by modifications to the Company's business strategy, such as acquisitions or divestitures. These costs may vary in size based on the Company's restructuring plan. In addition, the Company's assumptions are continually evaluated, which may increase or reduce the charges in a specific period. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures

(F) Loss (gain) on sale/disposal of assets and technology relate to the sale or disposal of assets or product lines of the Company. These gains or losses can vary significantly in size and amount. The Company's management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. In addition, in periods where the Company realizes gains or incurs losses on the sale of assets and/or technology, the Company believes it is useful to investors to highlight the specific impact of these charges on its operating results.

(G) In-process research and development constitute non-cash charges that vary significantly in size and amount depending on the business combination and, therefore, are disregarded by the Company's management when evaluating its ongoing performance and/or predicting its earnings trends, and are therefore excluded by the Company when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.

(H) Provision for income taxes is our GAAP provision that must be added back to GAAP net income to reconcile to non-GAAP income before taxes. The effective tax rate differs from the statutory rate primarily due to the impact of foreign tax credits and lower effective rates in some overseas jurisdictions.

(I) Non-GAAP provision for income taxes. The Company's management used a 27% non-GAAP effective tax rate to calculate non-GAAP net income in 2007 and 2006, respectively. Management believes that the 27% effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end..

                                                  Q3 FY'07          FY'07

      Projected GAAP revenue range             $305M - $325M  $1,260M - $1,300M

      Projected net income per share
        reconciliation:

      Projected GAAP net income per share
        range - diluted                        $0.23 - $0.28      $1.07 - $1.27

      Add back:
        Projected non-cash stock-based
          compensation adjustment per share,
          net of tax (1)                       $0.05 - $0.09      $0.27 - $0.37
        Projected other adjustments per
          share, net of tax (2)                $0.04 - $0.08      $0.12 - $0.22


        Projected non-GAAP net income per
          share range - diluted*               $0.36 - $0.41      $1.61 - $1.71

* We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1) Non-cash stock-based compensation charges consist of non-cash charges relating to employee stock options, restricted stock awards and units, and employee stock purchase plan purchases determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

(2) Other adjustments include amortization of purchased technology and intangibles, SEC and compliance costs, restructuring charges, acquisition retention bonuses and severance, loss/gain on sale of assets and technology, income taxes and certain other items. We exclude these expenses because we believe they are not directly related to the operation of our business. A more detailed explanation of the reasons why we exclude these categories from our GAAP net income is contained in paragraphs (B) through (H) above under the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

                          McAFEE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED REVENUE BY PRODUCT GROUPS
                                 (in thousands)
                           (Preliminary and unaudited)

                     Three             Three             Three             Three             Three
                     Months            Months            Months            Months            Months
                     Ended             Ended             Ended             Ended             Ended
                    June 30,          March 31,       December 31,     September 30,        June 30,
                      2007              2007              2006              2006              2006
McAfee
  Corporate     $ 181,923  58%    $ 185,717  59%    $ 173,134  57%    $ 167,969  58%    $ 166,183  60%

McAfee
  Consumer          32,343  42%     128,517  41%      132,082  43%      119,811  42%      111,181  40%

Total
  MFE           $ 314,266 100%    $ 314,234 100%    $ 305,216 100%    $ 287,780 100%    $ 277,364 100%

media, Siobhan MacDermott, +1-415-299-2945, Siobhan_macdermott@mcafee.com, investors, Kelsey Doherty, +1-646-728-1494, Kelsey_doherty@mcafee.com, or both of McAfee, Inc.